EXHIBIT 10.36

QUALCOMM INCORPORATED
2016 LONG-TERM INCENTIVE PLAN
EXECUTIVE RESTRICTED STOCK UNIT GRANT NOTICE

Qualcomm Incorporated (the “Company”), pursuant to its 2016 Long-Term Incentive Plan (the “Plan”) hereby grants to you, the Participant named below, the number of Restricted Stock Units set forth below, each of which represents the right to receive one (1) share of the Company’s common stock, subject to all of the terms and conditions as set forth in this Executive Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Executive Restricted Stock Unit Agreement (attached hereto) and the Plan which are incorporated herein in their entirety. Capitalized terms not otherwise defined in this Grant Notice or the Executive Restricted Stock Unit Agreement shall have the meaning set forth in the Plan. A copy of the Plan can be obtained from the Stock Administration website, located on the Company’s internal webpage, or you may request a hard copy from the Stock Administration Department.

Participant: «Employee»    Grant No.: «Number»

Emp #: «ID»	Number of Restricted Stock Units: «Shares_Granted»
Date of Grant: «Grant_Date»

Performance Period: «Date_Range»

Performance Measure: Adjusted GAAP Operating Income defined as the Company’s operating income, determined in accordance with generally accepted accounting principles in the United States, but determined excluding (a) results from operations of the Qualcomm Strategic Initiative segment; (b) all share-based compensation other than amounts settleable in cash; (c) the following items resulting from acquisitions completed in or after the third fiscal quarter of 2011: acquired in-process research and development expenses, recognition of the step-up of inventories to fair value, amortization of certain intangible assets and expenses related to the termination of contracts that limit the use of the acquired intellectual property; and (d) disclosed losses or expenses attributable to discontinued operations, impairments, restructurings, or actions of government or quasi-government bodies.

Performance Target: «$_Amount»  in Adjusted GAAP Operating Income for the Performance Period

Vesting Dates:

Restricted Stock Units Vested    Vesting Date
«1/3 Shares»    «1st Vesting Date»
«1/3 Shares»    «2nd Vesting Date»
«1/3 Shares»    «3rd Vesting Date»

Additional Terms/Acknowledgments: You must acknowledge, in the form determined by the Company, receipt of, and represent that you have read, understand, accept and agree to the terms and conditions of, this Grant Notice, the Agreement including the Exclusive Consulting Agreement attached to the Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.7 of the Plan).

Qualcomm Incorporated:

By: /s/ Steven M. Mollenkopf
Steven M. Mollenkopf
Chief Executive Officer
Dated: «Grant_Date»
Attachment: Executive Restricted Stock Unit Agreement (RSU-EX-A11)

QUALCOMM INCORPORATED
2016 LONG-TERM INCENTIVE PLAN
EXECUTIVE RESTRICTED STOCK UNIT AGREEMENT
Qualcomm Incorporated (the “Company”) has granted a number of Restricted Stock Units (this “Award”) with respect to the number of shares of the Company’s common stock (“Stock”) specified in the Executive Restricted Stock Unit Grant Notice (the “Grant Notice”) to you, the Participant named in the Grant Notice pursuant to the terms and conditions set forth in the Grant Notice, this Executive Restricted Stock Unit Agreement and the attachments hereto (together with the Grant Notice, the “Agreement”) and the 2016 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are not explicitly defined in the Grant Notice or this Agreement but are defined in the Plan shall have the same definitions as in the Plan.
The terms and conditions of this Award are as follows:
1.VESTING.
1.1    VESTING CONTINGENT ON ACHIEVING PERFORMANCE TARGET. Your Restricted Stock Units will become vested as provided in Sections 1.2 through 1.6 and be paid as provided in Section 2 only if the Performance Measure equals or exceeds the Performance Target for the Performance Period (as each capitalized term is defined in the Grant Notice). Any determination that the Performance Measure equals or exceeds the Performance Target for the Performance Period shall be made by written certification of the Committee no later than the November 30th that next follows the end of the Performance Period. If the Performance Measure does not equal or exceed the Performance Target, this Award shall terminate and no Restricted Stock Units will vest or be paid.
1.2    SERVICE VESTING. Except to the extent that your Restricted Stock Units may vest earlier as provided in Sections 1.3 through 1.6, below, your Restricted Stock Units will vest to the extent you are in Service on the applicable Vesting Date(s) specified in the Grant Notice.
1.3    ATTAINMENT OF NORMAL RETIREMENT AGE. Your Restricted Stock Units will be fully vested on the later of (a) the date which is six (6) months after the Grant Date or (b) the date on which you have attained age fifty-five (55) and completed at least ten (10) years of consecutive Service.
1.4    DEATH. If your Service terminates because of your death, the vesting of your Restricted Stock Units shall be accelerated in full effective upon your death.
1.5    DISABILITY. If your Service terminates because of your Disability, the vesting of your Restricted Stock Units shall be accelerated in full effective as of the date on which your Service terminates due to your Disability.
1.6    TERMINATION AFTER CHANGE IN CONTROL. If your Service terminates as a result of Termination After Change in Control (as defined below), then the vesting of your Restricted Stock Units shall be accelerated in full effective as of the date on which your Service terminates. For this purpose, “Termination After Change in Control” shall mean either of the following events occurring within twenty-four (24) months after a Change in Control (as defined in the Plan):
(a)    termination by the Participating Company Group of your Service with the Participating Company Group for any reason other than for Cause (as defined below); or
(b)    your resignation for Good Reason (as defined below) from all capacities in which you are then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.
Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of your Service with the Participating Company Group which (A) is for Cause; (B) is a result of your death or Disability; (C) is a result of your voluntary termination of Service other than for Good Reason; or (D) occurs prior to the effectiveness of a Change in Control.
For purposes of this Section 1:
“Cause” shall mean any of the following: (i) your theft, dishonesty, or falsification of any Participating Company documents or records; (ii) your improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by you which has a detrimental effect on a Participating Company’s reputation or business; (iv) your failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by you of any employment or service agreement between you and a Participating Company, which breach is not cured pursuant to the terms of such agreement; (vi) your conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs your ability to perform your duties with a Participating Company; or (vii) violation of a material Company or Participating Company policy.
“Good Reason” shall mean any one or more of the following:
(i)without your express written consent, the assignment to you of any duties, or any limitation of your responsibilities, substantially inconsistent with your positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of a Change in Control;
(ii)without your express written consent, the relocation of the principal place of your employment or service to a location that is more than fifty (50) miles from your principal place of employment or service immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of you than such travel requirements existing immediately prior to the date of the Change in Control;
(iii)any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (A) your base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to yours), or (B) your bonus compensation, if any, in effect immediately prior to the date of a Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by you);
(iv)any failure by the Participating Company Group to (A) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which you were participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you;
(v)any breach by the Participating Company Group of any material agreement between you and a Participating Company concerning your employment; or
(vi)any failure by the Company to obtain the assumption of any material agreement between you and the Company concerning your employment by a successor or assign of the Company.
2.    PAYMENT OF YOUR RESTRICTED STOCK UNITS.
2.1    TIMING OF PAYMENT.
(a)    Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest in accordance with Section 1.2 will be paid to you as follows: (i) the first installment shall be paid to you no later than 30 days after the later of (1) the earliest Vesting Date specified in the Grant Notice or (2) the date on which the Committee certifies in writing that the Performance Measure equals or exceeds the Performance Target for the Performance Period; and (ii) any subsequent installments shall be paid to you no later than 30 days after the applicable Vesting Date specified in the Grant Notice.
(b)    Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest and become nonforfeitable in accordance with Section 1.3 will be paid to you as follows: (i) the first installment shall be paid to you no later than 30 days after the later of (1) the earliest Vesting Date specified in the Grant Notice or (2) the date on which the Committee certifies in writing that the Performance Measure equals or exceeds the Performance Target for the Performance Period; and (ii) any subsequent installments shall be paid to you no later than 30 days after the applicable Vesting Date specified in the Grant Notice; provided, however, that payments shall be made pursuant to this Section 2.1(b) following termination of your employment with the Participating Company only if such termination was not for Cause and you (A) execute a general release of claims in a form satisfactory to the Company and that general release becomes irrevocable before the 60th day following your termination of employment, and (B) comply with the requirements contained in the Exclusive Consulting Agreement attached hereto as Attachment 1 (the “Consulting Agreement”). Notwithstanding the foregoing, in the event you violate any of the provisions contained in the Consulting Agreement, any Restricted Stock Units that became vested pursuant to Section 1.3 shall be immediately forfeited without consideration. In the event that your employment is terminated for Cause, you shall immediately forfeit your right to payment of any Restricted Stock Units following the date of such termination under this Section 2.1(b).
(c)    Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest and become nonforfeitable in accordance with Sections 1.4, 1.5 or 1.6 will be paid to you no later than 30 days after the later of the date your Service terminates or the date on which the Committee certifies in writing that the Performance Measure equals or exceeds the Performance Target.
2.2    FORM OF PAYMENT. Your vested Restricted Stock Units shall be paid in whole shares of Stock except as otherwise provided in Section 10.3 of the Plan regarding fractional shares attributable to Dividend Equivalents.
2.3    TAX WITHHOLDING. You acknowledge that the Company and/or the Participating Company that employs you (the “Employer”) may be subject to withholding tax obligations arising by reason of the vesting and/or payment of this Award. You authorize your Employer to satisfy the withholding tax obligations by one or a combination of the following methods, as selected by the Company in its sole discretion: (a) withholding from your pay and any other amounts payable to you; (b) withholding of Stock and/or cash from the payment of this Award; (c) arranging for the sale of shares of Stock payable in connection with this Award (on your behalf and at your direction which you authorize by accepting this Award); or (d) any other method allowed by the Plan or applicable law. If your Employer satisfies the withholding obligations by withholding a number of whole shares of Stock as described in subsection (b) herein, you will be deemed to have been issued the full number of shares of Stock subject to this Award, notwithstanding that a number of shares is held back in order to satisfy the withholding obligations. The “Fair Market Value” of any Stock withheld pursuant to this Section 2.3 shall be equal to the closing price of a share of Stock as quoted on any national or regional securities exchange or market system constituting the primary market for the Stock on the date of determination (or, if there is no closing price on that day, the last trading day prior to that day) or, if the Stock is not listed on a national or regional securities exchange or market system, the value of a share of Stock as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse. The Company shall not be required to issue any shares of Stock pursuant to this Agreement unless and until the withholding obligations are satisfied.
3.    TAX ADVICE. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Award, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF THIS OR ANY OTHER AWARD. NOTHING

STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
4.    DIVIDEND EQUIVALENTS. If the Board declares a cash dividend on the Company’s Stock, you will be entitled to Dividend Equivalents in the form, payable on the terms and at such times as provided in Section 10.3 of the Plan.
5.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon vesting or payment of this Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this Award, you agree not to sell any of the shares of Stock received under this Award at a time when applicable laws or Company policies prohibit a sale.
6.    TRANSFERABILITY. Prior to the issuance of shares of Stock in payment of all Restricted Stock Units, your Restricted Stock Units shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary, except (a) transfer by will or by the laws of descent and distribution or (b) transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death. All rights with respect to your Restricted Stock Units shall be exercisable during your lifetime only by you or your guardian or legal representative. Prior to actual payment of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
7.    AWARD NOT A SERVICE CONTRACT. This Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of a Participating Company, or of a Participating Company to continue your Service with the Participating Company. In addition, nothing in this Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company.
8.    RESTRICTIVE LEGEND. Stock issued pursuant to the vesting and payment this Award may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
9.    REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to this Award may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

10.    VOTING AND OTHER RIGHTS. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of this Award.
11.    CODE SECTION 409A. It is the intent that the terms relating to the vesting and payment of the Award as set forth in this Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing or anything herein to the contrary, if it is determined that this Award fails to satisfy the requirements of the “short-term deferral” exemption and is otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all payments provided for under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments pursuant to this Award provided for under this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting or payments pursuant to this Award or require that any vesting or payments pursuant to this Award comply with the require Section of 409A of the Code. The Company will have no liability to you or any other party if the Award, the delivery of shares of Stock upon payment of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Company with respect thereto.
12.    NOTICES. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
13.    NATURE OF GRANT. In accepting the Award, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if other awards have been awarded repeatedly in the past;

(c)    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    the Award and the shares of Stock subject to the Award are not intended to replace any pension rights or compensation;
(f)    the Award and the shares of Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Participating Company;
(g)    the future value of the underlying shares of Stock is unknown and cannot be predicted with any certainty;
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of your Award resulting from termination of your employment or Service or your breach of any terms hereof (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)    the Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock;
(j)    the Award is subject to vesting based on satisfaction of Performance Goals as provided in Section 10.2 of the Plan, as provided herein. The Award shall be interpreted and administered to satisfy the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder; and
(k)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.    APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.
15.    ARBITRATION. Any dispute or claim concerning any Restricted Stock Units granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of this Agreement or the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting this Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
16.    AMENDMENT. Your Award may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 11 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.
17.    GOVERNING PLAN DOCUMENT. This Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
18.    SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
19.    DESCRIPTION OF ELECTRONIC DELIVERY. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to you electronically. In addition, if permitted by the Company, you may electronically accept and acknowledge the Grant Notice and/or this Agreement and/or deliver such documents to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic acknowledgement, acceptance and/or delivery may include but do not necessarily include use of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means specified by the Company. You hereby consent to receive the above-listed documents by electronic delivery and, if permitted by the Company, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, as set forth herein.
20.    WAIVER. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

21.    REPAYMENT/FORFEITURE. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (a) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (b) similar rules under the laws of any other jurisdiction and (c) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

Attachment 1

QUALCOMM INCORPORATED
EXCLUSIVE CONSULTING AGREEMENT
1.    Consulting Services Following Normal Retirement Age.  In the event you terminate your employment with the Participating Companies and receive or are entitled to receive additional vesting, payments or other rights or benefits under the Award to which this Exclusive Consulting Agreement is attached as a result of having previously attained Normal Retirement Age, you will provide the Company consulting services related to the subject matter of that employment as provided in this Exclusive Consulting Agreement. Such consulting services will not exceed five (5) hours per month, and there will be no separate compensation for such services beyond that provided in the Award. Should the Company request services in excess of five (5) hours per month, you and Company will negotiate appropriate compensation for such additional services before they are undertaken. You represent, warrant and covenant that you will perform any services under this Exclusive Consulting Agreement in a timely, professional and workmanlike manner and that all services, materials, information and deliverables provided by you hereunder will comply with (i) the requirements communicated by Company, (ii) the Company’s policies and procedures; and (iii) any other agreements between you and the Company, including but not limited to any severance, confidentiality or proprietary agreements. All capitalized terms in this Exclusive Consulting Agreement not otherwise defined herein shall have the meaning prescribed by the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the “Plan”) or the Award thereunder to which this Exclusive Consulting Agreement is attached.
2.    The Award.  You are a former high-level executive with at least 10 years’ service with the Company and as such you are entitled to additional vesting, payments or other rights or benefits under the Award as a result of having reached Normal Retirement Age. Your agreement to the terms and conditions of this Exclusive Consulting Agreement is an express condition of the Award and the additional provisions of the Award applicable to you following attainment of Normal Retirement Age.
3.    Independent Contractor Relationship.  Your relationship with Company under this Exclusive Consulting Agreement is that of an independent contractor, and nothing herein is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship.  You will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit‑sharing benefits, or retirement benefits, or awards under the Plan unless expressly provided in writing otherwise.  You agree that providing services under this Exclusive Consulting Agreement shall not be treated as Service for purposes of the Plan or the Award. You are not authorized to make any representation, contract, or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company officer.  You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority.  You will indemnify and hold harmless Company from and against any and all tax liability related to this Exclusive Consulting Agreement as well as any claims, actions, or charges arising out of or caused by your classification as an independent contractor.
4.    Exclusivity.

4.1    The consultancy arrangement contemplated by this Exclusive Consulting Agreement shall be on an exclusive basis. You shall not, during the Term, without the prior written consent of the Compensation Committee, engage in any work, services, or other activities for any person or entity which directly or indirectly competes with Company in any way. This includes, but is not limited to acting as an employee, officer, director, contractor, owner, consultant, or agent of any such person or entity. The determination of whether a person or entity is competitive with Company shall be subject to the sole and exclusive discretion of the Compensation Committee. Notwithstanding the above, the Compensation Committee may elect to waive this Exclusivity provision as to any particular person or entity in its sole and exclusive discretion. Such a waiver shall not extend to any other persons or entities. You shall act in the best interest of Company while providing the Exclusive Consulting Services to Company.
5.    Term and Termination.
5.1    Term.  This Exclusive Consulting Agreement is effective as of the date of your termination of employment with Company following Normal Retirement Age and will terminate on the two year anniversary thereof unless terminated earlier as set forth below (the “Term”).
5.2    Termination by Company.  Company may terminate this Exclusive Consulting Agreement before the end of the Term for any breach of Section 4 hereof by you or any material breach by you of any other provision hereof. Should Company believe that you breached this Exclusive Consulting Agreement in a manner that allows a termination pursuant to this Section 5.2, Company will notify you in writing and allow you to cure any breach (if such breach is curable) within ten (10) days after the date of Company’s written notice of breach. You understand that if Company terminates this Exclusive Consulting Agreement pursuant to this Section 5.2, you will forfeit all additional vesting, payments or other rights or benefits under the Award as a result of having attained Normal Retirement Age and you will be subject to the Equity Clawback provisions of Section 6, below.
5.3    Termination by You.  You may not terminate this Exclusive Consulting Agreement during the Term except or unless Company materially breaches this Consulting Agreement. Should you believe that Company materially breached this Exclusive Consulting Agreement, you will notify the Company in writing and allow Company to cure any breach (if such breach is curable) within ten (10) days after the date of your written notice of breach.
6.    Equity Clawback. In the event of any breach by you of Section 4 hereof or any material breach by you of any other provision hereof, then any additional vesting, payments or other rights or benefits you may have as a result of having attained Normal Retirement Age shall automatically and immediately terminate and be forfeited. In addition, you shall, within 30 days following notice from Company, pay to the Company an amount equal to the aggregate benefit, value or gain you realized or obtained as a result of any additional vesting, payments or other rights or benefits you received under the Award as a result of having attained Normal Retirement Age.